UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2007

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Great Valley Parkway Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 640-1775

Not applicable.

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Orthovita, Inc. (“Orthovita” or “the Company”) appointed Mr. William P. Jennings, Jr. as its Controller effective February 16, 2007.

Mr. Jennings previously served as Orthovita’s Assistant Controller from November 2006. Before joining Orthovita, Mr. Jennings, 51, served as Audit Manager of Accume Partners, a provider of internal audit, Sarbanes-Oxley compliance and risk management services, from February 2006 to November 2006. From December 1998 to November 2005, Mr. Jennings served in the following roles at PDI, Inc., a publicly traded biopharmaceutical commercialization partner: Vice President, Corporate Compliance Officer (2004-2005); Executive Director, Corporate Finance (2003-2004); Executive Director, Division Controller (2001-2003); and Director of Finance (1998-2001).

Mr. Jennings has an “at will” employment arrangement with Orthovita which includes the following:

1.	Annual Base Salary of $150,000, subject to review and adjustment by the Board of Directors of the Company based on recommendations by the Compensation Committee of the Board;

2.	Eligibility for annual discretionary performance bonus awards based on Company and individual objectives and milestones established by the Board of Directors of the Company each year. Under the annual discretionary performance bonus program, Mr. Jennings is eligible to receive an annual target bonus of 25% of his base salary upon attainment of certain individual and Company annual performance objectives;

3.	Eligibility for awards under the Company’s long-term incentive compensation plan, as determined by the Board of Directors based on recommendations of the Compensation Committee of the Board;

4.	Eligibility to participate in the Company’s 401(k) plan;

5.	Eligibility for medical and disability insurance and other forms of health, life and other insurance and/or benefits provided by the Company to its employees; and

6.	Vacation, paid sick leave and all other employee benefits provided by the Company to its management-level employees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

By:	/s/ Albert J. Pavucek, Jr.
Albert J. Pavucek, Jr.
Chief Financial Officer

Dated: February 20, 2007